UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 22, 2018

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.             Entry into a Material Definitive Agreement.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 22, 2018, Iron Mountain Incorporated, or the Company, Iron Mountain Information Management, LLC, or IMIM, and certain other subsidiaries of the Company entered into an amendment, or the Second Amendment, to the Company’s credit agreement, as previously amended, with certain lenders, JPMorgan Chase Bank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, or the Credit Agreement. As a result of the Second Amendment, the Company increased the maximum amount by which it may request an increase in the revolving credit facilities under the Credit Agreement, or the Revolving Credit Facility, or request the addition of incremental term loan facilities under the Credit Agreement, from $2.5 billion to $3.26 billion.

On March 22, 2018, IMIM entered into an incremental term loan activation notice, or the Activation Notice, with certain lenders pursuant to which the lenders party to the Activation Notice agreed to provide commitments to fund an incremental term loan B under the Credit Agreement in the amount of $700.0 million, or the Term Loan B. On March 26, 2018, IMIM borrowed the full amount of the Term Loan B. The Term Loan B was issued at 99.75% of par. The Company used the net proceeds from the Term Loan B to repay outstanding borrowings under the Revolving Credit Facility.

The Term Loan B benefits from the same security and guarantees as other borrowings under the Credit Agreement. The Term Loan B also benefits from the same affirmative and negative covenants as other borrowings under the Credit Agreement; however, the Term Loan B is not generally entitled to the benefits of the financial covenants under the Credit Agreement.  The Company must repay 0.25% of the initial principal amount of the Term Loan B at the end of each calendar quarter during the period June 30, 2018 through December 31, 2025, with payment in full of the remaining amount due at the stated maturity date of January 2, 2026. The Term Loan B may be prepaid without penalty at any time after the six month anniversary of the borrowing date. The Term Loan B bears interest at a rate of LIBOR plus 1.75%. On the borrowing date, the Company paid fees to the lenders making the Term Loan B.

The above descriptions of the Second Amendment and Term Loan B are not complete and are subject to and qualified in their entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2017, to the First Amendment to the Credit Agreement, a copy of which is attached as Exhibit 10.55 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, to the Second Amendment, a copy of which is attached hereto as Exhibit 10.1, and the Activation Notice, a copy of which is attached hereto as Exhibit 10.2, each of which is incorporated herein by reference.

Item 8.01.             Other Events.

On March 27, 2018, Iron Mountain Australia Group Pty Ltd, or Iron Mountain Australia, a wholly owned subsidiary of the Company, entered into an amendment to its 250.0 million Australian dollar Syndicated Term Loan B Facility, or the AUD Term Loan Facility, pursuant to which Iron Mountain Australia upsized the AUD Term Loan Facility by an additional 100.0 million Australian dollars, or the Additional AUD Term Loan.  Funding of the Additional AUD Term Loan is expected to occur on or about March 29, 2018.  After giving effect to the Additional AUD Term Loan, the aggregate outstanding borrowings under the AUD Term Loan Facility will be approximately 340.6 million Australian dollars.

The Additional AUD Term Loan will be issued at 99% of par.  The net proceeds from the Additional AUD Term Loan are expected to be used to repay outstanding borrowings under the Revolving Credit Facility and for general corporate purposes.

After giving effect to the Additional AUD Term Loan, principal payments on the AUD Term Loan Facility will be paid in quarterly installments in an amount equivalent to an aggregate of approximately 8.75 million Australian dollars per year, with the remaining balance due on September 28, 2022. The AUD Term Loan Facility continues to be secured by substantially all the assets of Iron Mountain Australia. The Company and the Company’s

subsidiaries that guarantee the Credit Agreement continue to guarantee all obligations under the AUD Term Loan Facility. The interest rate on borrowings under the AUD Term Loan Facility is based upon BBSY (an Australian benchmark variable interest rate) plus 3.875%.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits

10.1

Second Amendment, dated as of March 22, 2018, to Credit Agreement, dated as of June 27, 2011, as amended and restated as of August 21, 2017, among the Company, IMIM, certain other subsidiaries of the Company party thereto, the lenders and other financial institutions party thereto, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent. (Filed herewith.)

10.2	Incremental Term Loan Activation Notice, dated as of March 22, 2018, among IMIM and the lenders party thereto. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Stuart B. Brown
Name:	Stuart B. Brown
Title:	Executive Vice President and Chief Financial Officer

Date: March 27, 2018